July 8, 2024

John David Elam
Edgewater Recovery Centers, LLC
259 Old Flemingsburg Road
Morehead, KY 40351
Attn: John David Elam
Via email:

RE: Letter of Intent for the acquisition of Edgewater Recovery Centers, LLC and all of it's entities.

Dear Mr. Elam:

This letter of intent will confirm the intention of an entity ("Buyer") to be formed by Ethema Health Corporation, a Colorado company ("Ethema"), to purchase all of the addiction treatment operations under the Edgewater brand including related entities and operations (collectively the "Business") from the owner John David Elam ("Seller"). The purchase will include all assets of the business but exclude any liabilities other than accounts payable from operations from and after the takeover date, leases on leased property, and debt as defined below. The Facilities which include owned real estate and improvements listed in Exhibit A) and leased real estate and improvements listed in Exhibit B) will be made available through leases with terms acceptable to the Buyer. This agreement will require the approval of Peoples Bank and Trust Company of Hazard, First National Bank of Russel Springs, Peoples Bank of Marietta Ohio and Stockyards Bank (together the "Lenders"). All other personal property and assets used in the Business shall be included in the purchase. The operator will enter into a management agreement attached hereto as Schedule C to manage the business from the Effective Date described below until the Closing Date. The purchase agreements will be for the shares and/or assets of Edgewater Recovery Centers, LLC ("ETC"), ERC Investments, LLC ("ERC"), JDE Properties, LLC ("JDE"), and New Journey LLC ("NJ") as follows:

NJ: The purchase price for NJ including cash, accounts receivable and real property at 721 White Street, Morehead, KY and not including any liabilities, not limited to, but including property taxes or income taxes, other than the mortgage loan listed as loan number 13 on schedule A attached hereto, will be $1.00.

JDE: The purchase price for JDE including cash, accounts receivable and real property at 164, 166 and 168 Maple Street, 1135 Rodburn Road, 214 Jackson Road, 70 Brandywine Lane and 1800 Rice Road, all in Morehead, KY and not including any liabilities, not limited to, but including property taxes and income taxes, other than mortgage and loan numbers 6, 7, 8, 9, 10 ,11 and 12 on Schedule A attached hereto will be $1.00 plus an agreement to transfer the real property at 70 Brandywine Lane and 1800

Rice Road from JDE to the Seller, together with an assumption of mortgages 11 and 12 on Schedule A attached hereto.

ERC: The purchase price for the ERC business including cash accounts receivable and real property at 1111 US 60 West and 425, 435 and 445 Clinic Drive, all in Morehead KY and not including any liabilities, not limited to, but including property taxes and income taxes, other than mortgage and loan numbers 4, 5 and 15 on Schedule A attached hereto, will be $2,600,000 paid by the issuance of a 6% interest Seller Note in the principal amount of $2,600,000 amortized over 25 years with a term of 7 years collateralized behind the existing mortgages on the ERC properties. Principal and interest payment on the $2,600,000 note, of $16,751.84 will be paid monthly and will take effect upon the Closing Date. From and after the Effective Date and until the Closing Date, ETC will pay $13,000.00 (an amount equal to 6% interest on $2,600,000) per month to the Seller. The first payment of $13,000.00 will be made 30 days after the Effective Date.

ETC: The purchase for the Business will include cash, accounts receivable and all assets of the business. The assumed liabilities will only be accounts payable for expenses of the Business from The Effective Date forward. All other liabilities other than debts to the Lenders, The Justice Department and the Seller will not be assumed. The purchase price for the Business will be $250,000.00 to be directed towards payment of legal fees and brokerage fees.

Management Agreement: The Management Agreement attached hereto as Exhibit C will be entered into with the start date on or after July 9, 2024 (the "Effective Date"). The Management Agreement will specify the terms and conditions which will be required prior to giving Notice of Close by buyer. Closing will occur 30 thirty days or sooner after the buyer gives the Notice of Close (the "Closing Date").

Transaction Documents: Within a period not to exceed sixty days following the acceptance of this letter of intent, the Buyer and Seller will, in good faith, negotiate definitive agreements for Buyer's acquisition of the Businesses (the "Transaction Documents"). The Transaction Documents will include agreements between the Businesses and the Lenders.

Deposit: No Deposit..

Non-compete: The Seller will enter into a non-compete with the Buyer.

Due Diligence Period: Buyer shall have sixty (60) days following the signing and execution of the Transaction Documents (the "Due Diligence Period") to complete its due diligence, including but not limited to regulatory, tax, structuring, environmental, engineering, financial, and title review and any other due diligence Buyer deems necessary. During the Due Diligence Period, Buyer shall determine whether to structure the transaction as a purchase of assets,

a purchase of stock (or equivalent), or another applicable structure. If Buyer is not satisfied with the results of its ongoing investigations of the Business Diligence Period, for any reason or no reason, Buyer shall have the right to terminate this Letter of Intent in its sole and absolute discretion and each party shall be relieved of their obligations hereunder, except for the obligation of Confidentiality.

<u>Confidential</u>: To the extent permitted by law, the parties will keep the terms and conditions of this letter of intent, the facts of its existence and all transactions contemplated hereby in confidence except for Press Releases or announcements made by either Party with the approval of the other Party. Nothing set forth herein shall prevent either party from disclosing information to its professional advisors, financing sources, and partners, provided they agree to be bound by the confidentiality set forth herein.

<u>Exclusivity</u>: In consideration of the substantial expenditure of time, effort and expense to be undertaken by Buyer following the execution and delivery of this letter of intent, Seller shall not offer the Facilities (or any part thereof) for sale or lease to or solicit or accept any offers from or negotiate with any person other than Buyer or any other entities affiliated with Ethema during the period commencing on the execution date of this Letter of Intent and continuing (i) for so long as the parties are negotiating the terms of the Transaction Documents, or (ii) the date which is sixty (90) days following the full execution of this letter of intent, whichever is later. During such exclusivity period, Seller shall immediately notify Buyer of the substance of any transaction inquiry, proposal, or offer it receives relating to the Business. Closing shall take place no later than sixty (60) days following the expiration of the due diligence period.

<u>Expiration of Offer</u>: This offer shall expire on July 8th, 2024 at 5:00 pm EST if not otherwise countersigned by Seller.

This is a letter of intent only, and is not intended to, nor does it, create any legal commitments binding upon any party with respect to the purchase, sale or lease of the Facilities other than with respect to the sections titled "Confidential" and "Exclusivity" above. If this letter of intent is acceptable to Seller, the parties shall proceed toward negotiation of the Transaction Documents. Except as otherwise set forth herein, only such Transaction Documents shall legally bind the parties hereto in connection with the transaction contemplated herein.

Please communicate your acceptance of this letter of intent by signing below and returning one (1) copy to the undersigned. This letter of intent may be executed by facsimile or pdf.

Signature next page.

Sincerely,

Ethema Health Corporation

By: ______________________
Name: Shawn Leon
Title: Chief Executive Officer

Agreed and Accepted:

Edgewater Health Centers, LLC

By: ______________________
Name: John David Elam
Date: 07/08/2024

Exhibit A – Owned Properties

Owner Name	Address (all in Morehead, KY)	Appraisal	Covenenat	Loan Number	prin balance 6/26	Rate	Payment
Edgewater Recovery Center LLC	2180 US 60 W	$316,500	Edgewater and John David Elam	1	102,579.00	8.50%	Due in full
Edgewater Recovery Center LLC	2495 Cranston Rd	$913,000	John David Elam & all entities	2	726,131.35	7.50%	6,229.04
Edgewater Recovery Center LLC	189 Edgewater Rd	$370,000	John David Elam & all entities	3	200,000.00	8.25%	Due in full
ERC Investments LLC	425 Clinic Dr	$3,295,000	ERC Investments, LLC	4	1,832,183.41	4.00%	10,441.29
ERC Investments LLC	435 clinic dr (lot)						
ERC Investments LLC	445 clinic dr						
ERC Investments LLC	1111 US 60 W	$4,905,000	ERC Investments, LLC	5	3,366,653.13	4.75%	23,207.88
JDE Properties LLC	168 maple	$524,400	John David Elam & all entities	6	150,000.00	7.95%	Int on LOC
JDE Properties LLC	166 Maple (house)	$353,000	JDE Properties, LLC	7	644,283.98	4.00%	3,629.01
JDE Properties LLC	164 Maple (apt)	$524,400	JDE Properties, LLC	8	239,058.19	8.25%	3,082.69
JDE Properties LLC	1135 Rodburn	$224,400	JDE Properties, LLC	9	118,203.60	4.25%	793.84
JDE Properties LLC	214 Jackson Dr	$250,000	JDE Properties, LLC	10	177,567.34	5.00%	1,255.83
JDE Properties LLC	70 Brandywine Lane (MOM)	$240,500	JDE Properties, LLC	11	124,852.73	4.00%	837.94
JDE Properties LLC	Rice Road (Land)	$200,000	JDE Properties, LLC	12	147,559.70	7.00%	1,195.46
New Journey	721 White Street	$213,500	New Journey, LLC	13	169,175.88	4.00%	1,105.35
		$12,329,700			7,998,248.31		
		Peoples Bank of Marrietta Ohio		14	460,000.00	3.75%	6,400.00
		Stockyards Bank	1111 US 60	15	523,000.00		
					8,981,248.31		
		Peoples Bank and Trust Company of Hazard		16	4,150,000.00		

Exhibit B – Leased Properties

Landlord	Building	Address	Monthly Lease
MAT Properties (Third Party)	Morehead apartment complex	154 Owens South Road Morehead, KY	$15,000.00
Rowan Real Estate, LLC (third party)	Corporate Office	259 Old Flemingsburg Road, Morehead, KY,	$10,000.00
Trent Properties (Third Party)	Downtown Outpatient Apartments	143.5 East Main Street, Morehead, KY	$10,000
Trent Properties (Third Party)	Downtown Outpatient Office	141 East Main Street, Morehead, KY 40351	
TLD, LLC (Third Party)	Edgewater West	417 S. 4th Street, Paducah, KY 42003	$5,000
P Fund, LLC (3rd Party)	Edgewater West, Building 2	425 6th St., Paducah, KY 42003	$4,000

Exhibit C

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement ("Agreement") is made as of this 10th day of July 2024 ("Effective Date"), by and between Edgewater Recovery Services LLC, ERC Investments, LLC ("ERC"), JDE Properties, LLC ("JDE"), and New Journey LLC ("NJ") (hereinafter collectively the "Practice"), and Evernia Health Center LLC or its registered assign (hereinafter "Manager"), individually referred to at times as the "Party" or collectively as the "Parties."

RECITALS

1. WHEREAS, Practice are Kentucky limited liability companies engaged in the business of providing health care services to patients in need of addiction treatment;

2. WHEREAS, Manager is a provider of administrative, management, and development services in the addiction treatment field;

3. WHEREAS, the Parties desire to enter into this Agreement for the purpose of engaging Manager to manage the Practice;

4. WHEREAS, the Parties are contemporaneously executing an Letter of Intent to enter into an Asset Purchase Agreement for Manager to acquire the Assets of Practice ("APA"). Terms and Definitions will have the same meanings in this Agreement as in the Letter of Intent;

NOW, THEREFORE, and in consideration of the mutual covenants and agreements hereinafter contained, the Parties do hereby agree as follows:

AGREEMENT

1. APPOINTMENT OF MANAGER

Appointment by Practice. Practice hereby appoints Manager as its sole and exclusive manager and hereby grants to Manager the authority and responsibility, as specifically set

forth herein, to supervise and manage the day-to-day operations of the Practice, including all revenue and non-revenue producing activities, to the extent permitted by Kentucky law.

2. MANAGER'S DUTIES

a. Services. Manager shall manage all affairs of Practice (hereafter referred to as the "Services"). Such Services may be changed from time to time by agreement of the Parties. Manager may subcontract out all or any part of the Services.

b. Manager Staff. Manager shall engage or employ such personnel as are necessary for the proper and efficient management of the Practice. All personnel provided by Manager to Practice shall be compensated by Practice and shall be employees or independent contractors of Practice. Practice shall be responsible for compensating all such engaged or employed persons, including, as applicable, payroll taxes, benefits, and workers' compensation insurance. Manager shall be responsible for supervision of activities performed by all physician and non-physician employees as well as independent contractors.

c. Compliance with Standards. All Services performed by Manager shall be performed in accordance with applicable state and federal laws, accreditation standards, and policies and procedures of the Practice.

d. Books of Account. Manager will create a book of accounts for the practice and will keep all financial records of the Practice current and report the monthly balances of the accounts to the Seller and the Lenders by the 10th day of the month following the reporting period.

e. Due Dligence. Manger will during the term of this agreement conduct all due diligence with respect the APA.

3. PRACTICE'S DUTIES

Practice Location. Practice shall keep its business location and operation in good standing and cooperate with Manager to obtain its own licenses and contracts to enable Manager to acquire the assets of the Practice.

4. LICENSING

During the term of this Agreement, Practice hereby licenses to Manager the exclusive right to utilize the "Edgewater" trade name and mark and authorizes Manager to register a DBA of the Practice called "ARIA – Edgewater". Manager acknowledges that Practice remains the owner of all titles, rights and interest in the trade name and mark, until the closing on the APA. This license permits Manager to utilize the trade name and mark in its advertising, signage and other documentation. Upon termination of this Agreement if the

APA does not close, this license shall simultaneously terminate and Manager shall cease all use of the trade name and mark.

5. COMPENSATION

a. Manager's Fee. Manager shall be entitled to a fee of $20,000 per month and will be payable only if the Asset purchase agreement fails to close. If the APA closes and this agreement comes to an end, one hundred percent of all revenue generated from or received by the Practice from the Effective Date the end date of this Agreement less all expenses of the Practice, incurred after the date of the Effective Date which are approved by Manager will be the income of the Manager.

b. Payment. Manager is not receiving the revenue directly, Practice shall remit such compensation due to Manager within one (1) business day of receipt and clearance of the funds.

c. Payments to Lenders and Justice Department. The Manager and the Lenders and the Justice Department will agree to a payment plan during the term of this agreement and for any period after the closing of the APA. The Seller and/or Lenders shall be responsible for the payment of all expenses prior to the Effective Date. The Manager shall notify the Seller and the Lenders of any payments made by the Practice after the Effective Date and these expenses shall be reimbursed forthwith.

d. It is understood that the Manager shall be responsible for covering all of the costs of the operation of the Practice during the term of this Agreement, including the funding of any losses.

e. Condition to Close Milestones. The Following Conditions must be met during the term of this agreement for the Buyer to complete the APA.

i) The Practice shall hit a minimum average daily census of 125 clients in treatment for Residential or PHP care combined <u>and</u> 125 clients in IOP and OP care combined for any thirty day period during the term of this agreement.
ii) The Buyer must receive conditional approval to the transfer of the State Licenses, CARF accreditation, Medicaid and Insurance contracts to a new entity of the Buyer.
iii) The Buye must be satisfied that there exists no claims or potential claims from former clients, Medicaid, the Federal Government or any party that make the operation of the Practice economically unviable.

f. Manager shall make the payments to the Lenders and the Justice Department as per the schedule attached as Schedule A.

6. INSURANCE AND INDEMNIFICATION

a. Insurance.

i. Professional Liability Coverage. Practice shall maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, professional liability insurance, until completion of the APA.

ii. Comprehensive General Liability Insurance. Each Party, at its sole cost and expense, will obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, comprehensive general liability insurance covering the Party, its employees, agents, servants, and independent contractors, against loss in the nature of fire, theft, business interruption, general liability, and non-medical negligence. Each Party shall provide the other Party with written notice at least thirty (30) days prior to any cancellation or amendment of the Party's policy.

iii. Workers' Compensation Insurance. Each Party shall, at its sole cost and expense, obtain and maintain in full force and effect during the term of this Agreement, and all renewals and extensions thereof, workers' compensation insurance as required by the laws of the State of Kentucky.

b. Indemnification. Each Party shall indemnify, hold harmless, and defend the other Party from any and all liability, loss, claims, lawsuits, damages, injury, costs or expense, arising out of or incident to the performance or nonperformance under this Agreement by such indemnifying Party, its directors, officers, employees, contractors, subcontractors and agents, including (without limitation) all attorneys' fees and court costs; provided, however, neither Party shall be liable to the other hereunder for any claim covered by insurance, except to the extent that the liability of the other Party exceeds the amount of such insurance coverage.

7. CONFIDENTIALITY

Patient Information and Records. Manager and its employees, agents and independent contractors shall safeguard the confidentiality of all medical information pertaining to patients treated by or through Practice and shall comply with all federal and state laws and regulations and all Practice rules or policies with respect to the use and disclosure of such information, including but not limited to the provisions of Practice's Business Associate Agreement.

8. RELATIONSHIP OF PARTIES

The relationship between Manager and Practice is that of independent contractors. Neither Manager nor Practice is a member, partner, agent, representative, employee, employer, or joint venturer of the other. Each Party expressly denies any obligation to compensate the other's employees, contractors, or agents. As independent contractors, each Party shall be

liable for that Party's own debt, obligations, acts and omissions. Manager is responsible for the payment of all withholding, social security and other taxes and benefits for Practice and Practices's agents or employees. Manager is responsible for filing all necessary tax returns on behalf of the Practice.

9. TERM AND TERMINATION

a. Term. The term of this Agreement shall commence on July 15, 2024.

b.

c. Termination. This Agreement may be terminated by either Party if the closing on the APA does not occur by January 31, 2025.

10. GENERAL PROVISIONS

a. Entire Agreement; Amendment. The Parties agree that neither Party has made any representation, warranty or covenant not fully set forth herein, and that this Agreement is a complete statement of the entire agreement which supersedes all previous communications between the Parties hereto. This Agreement may only be amended by written instrument executed by both Parties.

b. Prior Agreements. This Agreement supersedes all prior oral or written agreements covering the same matter between the Parties.

c. Binding Effect. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, assigns, and legal representatives, except that no Party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

d. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding on the Parties.

e. Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Any actions, arbitration or proceedings instituted by either Party with respect to any matters arising under or growing out of this Agreement shall be brought and tried only in the courts located in the County of Miami-Dade, State of Florida, and each of the Parties hereto expressly waives its rights under any applicable statute to cause any such action or proceeding to be brought or tried elsewhere.

f. Headings. Any titles, captions or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the contents of this Agreement, and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

g. Dispute Resolution. Any controversies or claims between the Parties regarding this Agreement must first be put in writing and delivered to the other Party. The Parties will make a good faith attempt to resolve the issue in question. If the Parties to this Agreement cannot settle grievances or disputes between them in an informal and expeditious fashion, one or both of the Parties may file suit in an appropriate civil court.

h. Assignment. This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

i. Representation by Counsel. The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution of this Agreement. The Parties further acknowledge that the terms of this Agreement are the result of negotiations between them and that the terms of this Agreement shall not be construed in favor of, or against, any Party by reason of the extent to which a Party or its counsel participated in its drafting, or by reason of the extent to which this Agreement may be inconsistent with prior drafts thereof.

j. Changes in Law. Both Parties agree that in the event that future legislation is enacted or regulations are promulgated or a decision of a court is rendered that, in the opinion of legal counsel for either Party, affects or may affect the legality of this Agreement or materially and adversely affect the ability of either Party to perform its obligations or receive the benefits intended hereunder ("Change in Law"), then Manager agrees to work with Practice in good faith to amend this Agreement as necessary to bring it into compliance with applicable laws and to carry out the original intention of the Parties to the extent possible. If not, either Party may terminate on thirty (30) days' written notice.

k. Third-Party Beneficiaries. The rights and obligations of each Party to this Agreement shall inure solely to the benefit of the Parties hereto, and no persons or entity shall be a third party beneficiary of this Agreement.

l. Waiver. A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other terms and conditions hereof.

m. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement and shall be binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or the same counterparts.

n. Notices. Any notice required or permitted by this Agreement shall be given in writing sent by overnight delivery, personal delivery or United States registered

or certified mail, return receipt requested, all of which shall be properly addressed, with postage or delivery charges prepaid as follows:

If to Manager:	Evernia Health Center LLC 950 Evernia Street West Palm Beach, FL 33401 Attn: Shawn Leon
If to Practice:	Edgewater Recovery Centers,LLC 259 Old Flemingsburg Road Morehead, KY 40351 Attn: John David Elam

Notices sent by personal delivery shall be deemed given upon actual receipt. Notices sent by overnight delivery shall be deemed given on the next business day. Notices sent via United States registered or certified mail shall be deemed given two (2) business days from mailing.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first-above written.

PRACTICE	MANAGER
Edgewater Recovery Centers, LLC	Ethema Health Corporation
John David Elam	
By:	By: Shawn Leon
Title: owner	Title: President

Exhibit A – Payment Schedule

To be completed by July 21, 2024